Exhibit 99.2

News release for immediate release
Contact information:
Heather J. Wietzel, Vice President, Investor Relations
217-788-5144 | investorrelations@horacemann.com

HORACE MANN RAISES 2021 EPS GUIDANCE TO $3.50 to $3.70 LARGELY ON STRENGTH OF NET INVESTMENT INCOME AND IMPACT OF LOWER-THAN-GUIDED CATASTROPHE LOSSES IN SECOND QUARTER
Comments on impact of pandemic conditions on policyholder behavior in Supplemental and Auto businesses

SPRINGFIELD, Ill., July 1, 2021 — Horace Mann Educators Corporation (NYSE:HMN) today announced it is raising guidance for its 2021 EPS by more than 15% to $3.50 to $3.70 from $3.00 to $3.20, with continued strong performance across all segments. The increased guidance largely is attributable to strong second-quarter net investment income returns and lower-than-guided second-quarter catastrophe losses. The company now expects 2021 core return on equity will be above 10%.

“Horace Mann’s alternatives portfolio generated outsized returns in the second quarter, primarily benefiting the Property and Casualty segment,” said President and CEO Marita Zuraitis. “Driving higher investment income through increasing our alternative investments portfolio allocation is a strategic driver of sustained double-digit return on equity. Still, several private equity funds saw realizations significantly above expectations during the quarter, leading to the strong return on the alternatives portfolio.”

The revised full-year 2021 guidance assumes total net investment income will increase to the range of $385 million to $405 million due to second-quarter results, compared with the prior guidance of $370 million to $390 million.

“In addition, we now expect catastrophe losses for the just-ended second quarter will be approximately $15 million to $18 million, significantly below what we had planned when we previously outlined our guidance for full-year 2021,” Zuraitis continued. “The 17 events designated as catastrophes in this year’s second quarter by Property Claims Services (PCS) were generally less severe and not as widespread as the 20 declared catastrophe events in last year’s second quarter.”

The revised full-year 2021 guidance reflects the company’s assumption that second-half catastrophe losses will contribute between $20 million and $25 million, unchanged from previous guidance and in line with the 10-year average for second-half catastrophe losses.

“Our original 2021 guidance anticipated Auto and Supplemental loss ratios would gradually return toward pre-pandemic levels as policyholders resume more normal driving patterns and utilize more healthcare services, respectively,” Zuraitis said. “In line with industry experience, we are seeing clear signs that Auto loss ratios are on the anticipated path to pre-pandemic levels,

Exhibit 99.2
but Supplemental policyholder behavior appears to be responding to the post-vaccine environment more slowly than we had expected. We will provide additional commentary on the effect of these trends and other factors related to segment-level guidance when we report second-quarter results.

“We remain focused on our long-term objective of a sustainable double-digit return on equity,” Zuraitis concluded. “Midway through the year, we continue to see signs that our unwavering commitment to the education market, and multi-year emphasis on products, distribution and infrastructure, is setting the stage for success in the post-vaccine environment.”

About Horace Mann Educators Corporation
Horace Mann Educators Corporation (NYSE: HMN) is the largest financial services company focused on providing America’s educators and school employees with insurance and retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information, visit horacemann.com.

Safe Harbor Statement and Non-GAAP Measures
Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and, as the future can be unpredictable, these statements are subject to risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 and the company’s past and future filings and reports filed with the Securities and Exchange Commission (SEC) for information concerning important factors that could cause actual results to differ materially from those in forward-looking statements. Information contained in this news release include measures which are based on methodologies other than accounting principles generally accepted in the United States of America (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.